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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. 8)*

                             STAFF BUILDERS, INC.
    ------------------------------------------------------------------------
                                (Name of Issuer)

                     Class A Common Stock, $.01 par value
    ------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  852377308
         ---------------------------------------------------------------
                                 (CUSIP Number)

                              December 31, 1999
    ------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

 [ X ] Rule 13d-1(b)
 [   ] Rule 13d-1(c)
 [   ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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 CUSIP No.   852377308

    1.   Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         S Squared Technology Corp.           13-3594126
  ------------------------------------------------------------------------
    2.   Check the Appropriate Box if a Member of a Group (See Instructions)

         Not Applicable

         (a)
         (b)
  ------------------------------------------------------------------------
    3.   SEC Use Only

  ------------------------------------------------------------------------
    4.   Citizenship or Place of Organization

                                             Delaware
  ------------------------------------------------------------------------

              5.  Sole Voting Power          2,041,500 shrs.
 Number
 of           ------------------------------------------------------------------
 Shares
 Beneficially 6.  Shared Voting Power        212,000 shrs.
 Owned by     ------------------------------------------------------------------
 Each
 Reporting    7.  Sole Dispositive Power     2,041,500 shrs.
 Person       ------------------------------------------------------------------

              8.  Shared Dispositive Power   212,000 shrs.
  ------------------------------------------------------------------------

    9.   Aggregate Amount Beneficially Owned by Each Reporting Person

                                             2,253,500 shrs.
  ------------------------------------------------------------------------

    10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
  ------------------------------------------------------------------------

    11.  Percent of Class Represented by Amount in Row (9)     9.5%
  ------------------------------------------------------------------------

    12.  Type of Reporting Person (See Instructions) IA
  ------------------------------------------------------------------------

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 Item 1.

         (a) Name of Issuer           Staff Builders, Inc.

         (b) Address of Issuer's Principal Executive Offices

                                      1981 Marcus Avenue
                                      Lake Success, New York 11042
 Item 2.

         (a) Name of Person Filing    S Squared Technology Corp.

         (b) Address of Principal Business Office or, if none, Residence

                                      515 Madison Avenue
                                      New York, New York 11042

         (c) Citizenship
                                      Delaware Corporation

         (d) Title of Class of Securities

                                      Class A Common Stock, $.01 par value

         (e) CUSIP Number
                                      852377308

 Item 3. If this statement is filed pursuant to Sec. 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:


         (e) [ X ] An investment adviser in accordance with Sec. 240.13d-1(b)(1)(ii)(E);


 Item 4. Ownership.

 Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount beneficially owned:
                                            2,253,500
                                       -------------------------.

         (b) Percent of class:
                                            9.5%
                                       -------------------------.

         (c) Number of shares as to which the person has:

             (i)   Sole power to vote or to direct the vote

                                            2,041,500
                                       -------------------------.


             (ii)  Shared power to vote or to direct the vote

                                            212,000
                                       -------------------------.


             (iii) Sole power to dispose or to direct the disposition of

                                            2,041,500
                                       -------------------------.


             (iv)  Shared power to dispose or to direct the disposition of

                                            212,000
                                       -------------------------.



 Item 5. Ownership of Five Percent or Less of a Class

         Not Applicable

 Item 6. Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable

 Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not Applicable

 Item 8. Identification and Classification of Members of the Group

         Not Applicable

 Item 9. Notice of Dissolution of Group

         Not Applicable

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 Item 10. Certification


                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                 SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                      February 10, 2000
                                             -----------------------------------
                                                              Date

                                                     S Squared Technology Corp.

                                                 By: /s/ Seymour L. Goldblatt
                                             -----------------------------------
                                                            Signature

                                                         Seymour L. Goldblatt
                                             -----------------------------------
                                                           Name/Title